Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

QCR Holdings, Inc. Announces Record Net Income for the Fourth Quarter and Full Year 2018

Fourth Quarter 2018 Highlights

•                  Net income of $13.3 million, or $0.84 per diluted share

•                  Adjusted net income (non-GAAP) of $14.5 million, or $0.91 per diluted share

•                  Annualized organic loan and lease growth of 8.7% for the quarter and 9.8% for the year

•                  Annualized organic deposit growth of 19.8% for the quarter and 8.3% for the year

•                  Record noninterest income of $15.3 million for the quarter and $41.5 million for the year

•                  Nonperforming assets down $13.6 million, or 32.8% from prior quarter

•                  Acquisition of the Bates Companies completed on October 1, 2018

Moline, IL, January 24, 2019 — QCR Holdings, Inc. (NASDAQ: QCRH) (the “Company”) today announced net income of $13.3 million and diluted earnings per share (“EPS”) of $0.84 for the fourth quarter of 2018, compared to net income of $8.8 million and diluted EPS of $0.55 for the third quarter of 2018. The fourth quarter results included $1.2 million of acquisition and post-acquisition compensation, transition and integration costs (after-tax), compared to $1.6 million of similar costs in the third quarter of 2018. Excluding these adjustments, the Company reported adjusted net income (non-GAAP) of $14.5 million and adjusted diluted EPS of $0.91 for the fourth quarter of 2018, compared to adjusted net income (non-GAAP) of $10.4 million and adjusted diluted EPS of $0.65 for the third quarter of 2018. For the fourth quarter of 2017, GAAP net income and adjusted net income (non-GAAP) were the same at $9.9 million and $0.70 per diluted share.

For the year ended December 31, 2018, the Company reported net income of $43.1 million, and diluted EPS of $2.86. Adjusting for acquisition and post-acquisition compensation, transition and integration costs, the Company reported adjusted net income (non-GAAP) of $46.4 million and adjusted diluted EPS of $3.08. By comparison, for the year ended December 31, 2017, the Company reported net income of $35.7 million and diluted EPS of $2.61, and adjusted net income (non-GAAP) of $36.3 million and adjusted diluted EPS of $2.66.

On October 1, 2018, the Company completed its previously announced acquisition of Bates Financial Advisors, Inc., Bates Financial Services, Inc., Bates Securities, Inc., and Bates Financial Group, Inc. (the “Bates Companies”). The Bates Companies are headquartered in Rockford, Illinois and added approximately $700 million in assets under management, as of September 30, 2018.

“We are pleased with our financial performance in 2018, delivering record net income, which translated into a 16% increase in adjusted earnings per share,” said Doug Hultquist, President and CEO of the Company. “Our strong financial results were driven by increases in both loans and deposits and significantly higher noninterest income. And while our net interest margin was adversely impacted by the flattening of the yield curve over the course of 2018, we were able to grow adjusted net interest income by 19% from 2017. We also were pleased to have completed our merger with Springfield Bancshares, an excellent strategic and cultural fit for our company, and the acquisition of the Bates Companies, a nice addition to our wealth management business.”

Mr. Hultquist continued, “We finished the year with strong momentum in the fourth quarter, delivering solid loan and lease production, successfully attracting new deposits and generating record fee income. We were also successful in reducing our nonperforming assets by 33%, as we monetized a number of positions during the quarter. Looking to 2019, we remain optimistic, as we continue to make the investments that we believe will lead to improved profitability and enhanced shareholder value in the years to come.”

Annualized Organic Loan and Lease Growth of 8.7% for the Quarter and 9.8% for the Year

During the fourth quarter of 2018, the Company’s total assets increased $157.0 million, to a total of $4.9 billion, while total loans and leases grew $79.4 million, or a 2.2% increase, compared to the third quarter of 2018. Loan and lease growth was funded by an increase in core deposits. Core deposits (excluding brokered deposits) increased $187.0 million, or 5.3% on a linked quarter basis. At quarter-end, the percentage of wholesale funds to total assets was 13.8%, which is a solid decline from 15.9% from the third quarter.  Additionally, at quarter-end, the percentage of gross loans and leases to total assets was 75%, a slight decline from the third quarter, as a result of an increase in liquidity due to the strong growth in core deposits.

“Our loan growth for the quarter was driven by strong loan production, with particular strength in commercial and industrial and owner occupied commercial real estate loans”, added Mr. Hultquist. “However, we continue to experience an elevated level of payoffs, driven by a combination of factors, including business clients experiencing healthy cash flows, clients selling their companies, or real estate developer clients selling their completed projects. Because of the trends that we are experiencing in paydowns, combined with a general sense of caution among a number of our clients, we are adjusting our goal for organic loan growth in 2019 to between 8% and 10%.”

Net Interest Income of $39.6 million

Net interest income for the fourth quarter of 2018 totaled $39.6 million, compared to $38.3 million for the third quarter of 2018 and $31.8 million for the fourth quarter of 2017. The increase in net interest income was due to an increase in average loan balances of $87.2 million, or a 2.4% increase, on a linked quarter basis. Acquisition-related net accretion totaled $2.6 million (pre-tax) for the fourth quarter of 2018, compared to $1.7 million in the third quarter of 2018 and $0.7 million for the fourth quarter of 2017. Adjusted net interest income (non-GAAP) was $38.7 million for the fourth quarter of 2018, compared to $38.2 million for the third quarter of 2018, or an increase of 1.4% on a linked quarter basis.

Net interest income totaled $142.4 million for the year ended December 31, 2018, compared to $116.1 million for the year ended December 31, 2017.

In the fourth quarter, reported net interest margin was 3.48%, and on a tax-equivalent yield basis, net interest margin was 3.63%. This represented an increase in net interest margin and tax-equivalent net interest margin from the third quarter of two basis points and three basis points, respectively. Net interest margin, excluding acquisition-related net accretion was 3.40% in the fourth quarter, for a decline of five basis points from the third quarter of 2018. This decline in adjusted net interest margin was due to increases in the Company’s cost of funds (due to both mix and rate) and excess liquidity due to the strong deposit growth in the quarter, and was partially offset by higher yields on the Company’s loans.

	For the Quarter Ended			For the Year Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2018	2018	2017	2018	2017
NIM	3.48%	3.46%	3.41%	3.46%	3.50%
NIM (TEY)(non-GAAP)(1)	3.63%	3.60%	3.69%	3.62%	3.78%
Adjusted NIM (TEY)(non-GAAP)(1)	3.40%	3.45%	3.61%	3.48%	3.64%

(1) See GAAP to non-GAAP reconciliations.

“Competition for new deposits remains strong, and as a result, our overall cost of funds, excluding acquisition amortization, increased by thirteen basis points during the quarter,” stated Todd A. Gipple, Executive Vice President, Chief Operating Officer and Chief Financial Officer. “Excluding the impact of acquisition-related accretion, our adjusted loan yields on a tax-equivalent basis increased by eleven basis points during the fourth quarter.”

Record Noninterest Income of $15.3 million

Led by Swap Fee Income of $7.1 million

Noninterest income for the fourth quarter of 2018 totaled $15.3 million, compared to $8.8 million for the third quarter of 2018. The significant increase was primarily due to $6.0 million in higher swap fee income and a $0.6 million increase in wealth management revenue primarily due to the acquisition of the Bates Companies. Wealth management revenue was $3.9 million for the quarter, a 19.0% increase from the third quarter of 2018. Noninterest income increased 57.3% when comparing the current quarter to the fourth quarter of 2017.

Noninterest income totaled $41.5 million for the year ended December 31, 2018, compared to $30.5 million for the year ended December 31, 2017.

“Noninterest income was up over 73% from the third quarter of 2018, driven primarily by significantly higher swap fee income, which is correlated to our strong production from our Specialty Finance Group in the area of tax credit lending where our clients are locking in long-term fixed rate financing,” added Mr. Gipple. “Additionally, we are pleased with our full year wealth management revenue growth of over 20%, despite a down market for equities, which reflects our success in attracting new assets under management. For 2018, swap fee income and gain on sale of loans combined for over $11 million, well in excess of our annual target of $4 million.”

Noninterest Expenses of $36.4 million

Noninterest expenses for the fourth quarter of 2018 totaled $36.4 million, compared to $30.5 million and $31.4 million for the third quarter of 2018 and fourth quarter of 2017, respectively. The linked quarter increase was due to a number of factors, including a $2.5 million increase in net costs of operations of other real estate.  The Company reduced the carrying value of an OREO property by $2.0 million and also sold an OREO property at a loss of $424 thousand.  There was also a $1.4 million increase in incentives and commissions, driven by the higher swap fee income. Salaries were $1.1 million higher than the third quarter of 2018 as a result of the Bates Companies acquisition and company-wide headcount additions in both business development and operational support.  Additionally, there was a $1.2 million increase in professional and data processing fees.

Asset Quality Improvement

Nonperforming assets (“NPAs”) totaled $27.9 million, a decrease of $13.6 million from the third quarter of 2018, primarily due to a combination of factors, including $4.9 million in net charge-offs on loans, a $3.5 million paydown on a large nonaccrual loan, a $1.3 million reduction in OREO from a sale (including a $0.4 million loss on sale), and a $2.0 million write-down of an OREO property that the Company is actively marketing for sale. The lower NPAs resulted in the ratio of NPAs to total assets improving to 0.56% at December 31, 2018, down from 0.87% at September 30, 2018 and down from 0.81% at December 31, 2017.

The Company’s provision for loan and lease losses totaled $1.6 million for the fourth quarter of 2018, which was down $4.6 million from the prior quarter and down $0.6 million compared to the fourth quarter of 2017. The linked quarter decrease in the provision for loan and lease losses was primarily due to a more favorable outcome than expected on a large credit that was partially charged off. As of December 31, 2018, the Company’s allowance to total loans and leases was 1.07%, which was down from 1.18% at September 30, 2018 and down from 1.16% at December 31, 2017.

In accordance with generally accepted accounting principles for acquisition accounting, the loans acquired through past acquisitions were recorded at market value; therefore, there was no allowance associated with the acquired loans at the acquisition date. Management continues to evaluate the allowance needed on the acquired loans factoring in the net remaining discount ($11.6 million at December 31, 2018).

Capital Levels

As of December 31, 2018, the Company’s total risk-based capital ratio was 10.72%, the common equity Tier 1 ratio was 8.89%, and the tangible common equity to tangible assets ratio was 7.78%. By comparison, these respective ratios were 10.87%, 8.92% and 7.82% as of September 30, 2018. The decline in capital ratios from September 30, 2018 to December 31, 2018 was the result of the Bates Companies transaction, including the related purchase accounting adjustments, as well as balance sheet growth during the quarter.

Continued Focus on Seven Key Initiatives

The Company continues to focus on the following long-term initiatives in an effort to improve profitability and drive increased shareholder value:

•                  Strong organic loan and lease growth in order to maintain loans and leases to total assets ratio in the range of 73% - 78%

•                  Grow core deposits to maintain reliance on wholesale funding at less than 15% of assets

•                  Generate gains on sale of government guaranteed loans, and fee income on interest rate swaps, as a significant and consistent component of core revenue

•                  Grow wealth management net income by 10% annually

•                  Carefully manage noninterest expense growth

•                  Maintain asset quality metrics at better than peer levels

•                  Participate as an acquirer in the consolidation taking place in our industry to further boost return on average assets, improve efficiency ratio, and increase EPS

Conference Call Details

The Company will host an earnings call/webcast tomorrow, January 25, 2019, at 10:00 a.m. central time. Dial-in information for the call is toll-free 888-346-9286 (international 412-317-5253). Participants should request to join the QCR Holdings, Inc. call. The event will be  available for digital replay through February 8, 2019. The replay access information is toll-free 877-344-7529 (international 412-317-0088); access code 10127800. A webcast of the teleconference can be accessed at the Company’s News and Events page at www.qcrh.com. An archived version of the webcast will be available at the same location shortly after the live event has ended.

About Us

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company serving the Quad Cities, Cedar Rapids, Cedar Valley, Des Moines/Ankeny, Springfield and Rockford communities through its wholly owned subsidiary banks which provide full-service commercial and consumer banking and trust and wealth management services. Quad City Bank & Trust Company, based in Bettendorf, Iowa, commenced operations in 1994, Cedar Rapids Bank & Trust Company, based in Cedar Rapids, Iowa, commenced operations in 2001, Community State Bank, based in Ankeny, Iowa, was acquired by the Company in 2016, and

Rockford Bank & Trust Company, based in Rockford, Illinois, commenced operations in 2005. In 2018, the Company acquired the Bates Companies, a wealth management firm. Quad City Bank & Trust Company also provides correspondent banking services. In addition, Quad City Bank & Trust Company engages in commercial leasing through its wholly owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin. Additionally, the Company serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company. In July 2018, QCR Holdings completed a merger with Springfield Bancshares, Inc., the holding company of Springfield First Community Bank of Springfield, Missouri. With this addition of Springfield First Community Bank, the Company has 27 locations in Illinois, Iowa, Wisconsin and Missouri. As of December 31, 2018, QCR Holdings had approximately $4.9 billion in assets, $3.7 billion in loans and $4.0 billion in deposits. For additional information, please visit our website at www.qcrh.com.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “predict,” “suggest,” “appear,” “plan,” “intend,” “estimate,” “annualize,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local, state, national and international economies; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) unexpected results of acquisitions, which may include failure to realize the anticipated benefits of the acquisition and the possibility that the transaction costs may be greater than anticipated; (viii) the loss of key executives or employees; (ix) changes in consumer spending; (x)  unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

Contacts:

Todd A. Gipple

Executive Vice President

Chief Operating Officer

Chief Financial Officer

(309) 743-7745

tgipple@qcrh.com

Christopher J. Lindell

Executive Vice President

Corporate Communications

(319) 743-7006

clindell@qcrh.com

QCR HOLDINGS, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	As of
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
	(dollars in thousands)
CONDENSED BALANCE SHEET
Cash and due from banks	$85,523	$73,407	$69,069	$61,846	$75,722
Federal funds sold and interest-bearing deposits	159,596	129,660	51,667	59,557	85,962
Securities	662,969	650,745	657,997	640,906	652,382
Net loans/leases	3,692,907	3,610,309	3,077,247	3,018,370	2,930,130
Intangibles	17,450	16,137	8,470	8,774	9,079
Goodwill	77,832	73,618	28,091	28,334	28,334
Other assets	253,433	238,856	214,342	208,527	201,056
Total assets	$4,949,710	$4,792,732	$4,106,883	$4,026,314	$3,982,665

Total deposits	$3,977,030	$3,788,277	$3,298,276	$3,280,001	$3,266,655
Total borrowings	404,969	483,635	380,392	334,802	309,479
Other liabilities	94,573	63,433	58,627	51,083	53,244
Total stockholders’ equity	473,138	457,387	369,588	360,428	353,287
Total liabilities and stockholders’ equity	$4,949,710	$4,792,732	$4,106,883	$4,026,314	$3,982,665

ANALYSIS OF LOAN PORTFOLIO
Loan/lease mix:
Commercial and industrial loans	$1,429,410	$1,380,543	$1,273,000	$1,201,086	$1,134,516
Commercial real estate loans	1,766,111	1,727,326	1,349,319	1,357,703	1,303,492
Direct financing leases	117,968	126,752	133,197	137,615	141,448
Residential real estate loans	302,979	309,288	257,434	254,484	258,646
Installment and other consumer loans	107,162	100,191	92,952	95,912	118,611
Deferred loan/lease origination costs, net of fees	9,124	9,286	8,890	8,103	7,773
Total loans/leases	$3,732,754	$3,653,386	$3,114,792	$3,054,903	$2,964,486
Less allowance for estimated losses on loans/leases	39,847	43,077	37,545	36,533	34,356
Net loans/leases	$3,692,907	$3,610,309	$3,077,247	$3,018,370	$2,930,130

ANALYSIS OF SECURITIES PORTFOLIO
Securities mix:
U.S. government sponsored agency securities	$36,411	$36,492	$35,667	$36,868	$38,097
Municipal securities	459,409	453,275	458,510	438,736	445,049
Residential mortgage-backed and related securities	159,249	155,733	158,534	157,333	163,301
Other securities	7,900	5,245	5,286	7,969	5,935
Total securities	$662,969	$650,745	$657,997	$640,906	$652,382

ANALYSIS OF DEPOSITS
Deposit mix:
Noninterest-bearing demand deposits	$791,101	$802,090	$746,822	$784,815	$789,548
Interest-bearing demand deposits	2,204,206	2,094,814	1,865,382	1,789,019	1,855,893
Time deposits	704,903	615,323	519,999	496,644	516,058
Brokered deposits	276,820	276,050	166,073	209,523	105,156
Total deposits	$3,977,030	$3,788,277	$3,298,276	$3,280,001	$3,266,655

ANALYSIS OF BORROWINGS
Borrowings mix:
Term FHLB advances	$76,327	$63,399	$46,600	$56,600	$56,600
Overnight FHLB advances (1)	190,165	295,730	207,500	159,745	135,400
Wholesale structured repurchase agreements	35,000	35,000	35,000	35,000	35,000
Customer repurchase agreements	2,084	3,049	2,186	3,820	7,003
Federal funds purchased	26,690	8,670	15,400	13,040	6,990
Junior subordinated debentures	37,670	37,626	37,581	37,534	37,486
Other borrowings	37,033	40,161	36,125	29,063	31,000
Total borrowings	$404,969	$483,635	$380,392	$334,802	$309,479

(1) At the most recent quarter-end, the weighted-average rate of these overnight borrowings was 2.63%.

QCR HOLDINGS, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	For the Quarter Ended
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
	(dollars in thousands, except per share data)
INCOME STATEMENT
Interest income	$52,703	$49,831	$40,799	$39,546	$37,878
Interest expense	13,110	11,517	8,714	7,143	6,085
Net interest income	39,593	38,314	32,085	32,403	31,793
Provision for loan/lease losses	1,611	6,206	2,301	2,540	2,255
Net interest income after provision for loan/lease losses	$37,982	$32,108	$29,784	$29,863	$29,538

Trust department fees	$2,216	$2,196	$2,058	$2,237	$2,034
Investment advisory and management fees	1,657	1,059	1,058	952	1,071
Deposit service fees	1,623	1,656	1,610	1,531	1,622
Gain on sales of residential real estate loans	361	337	102	101	101
Gain on sales of government guaranteed portions of loans	—	46	—	358	34
Swap fee income	7,069	1,110	1,649	959	2,460
Securities gains (losses), net	—	—	—	—	(63)
Earnings on bank-owned life insurance	341	474	399	418	445
Debit card fees	807	846	844	766	741
Correspondent banking fees	179	195	213	265	231
Other	1,026	890	979	954	1,038
Total noninterest income	$15,279	$8,809	$8,912	$8,541	$9,714

Salaries and employee benefits	$19,779	$17,433	$15,804	$15,978	$16,060
Occupancy and equipment expense	3,367	3,318	3,133	3,066	3,221
Professional and data processing fees	3,577	2,396	2,771	2,708	3,382
Acquisition costs	(4)	1,292	414	93	661
Post-acquisition transition and integration costs	1,427	494	165	—	3,787
FDIC insurance, other insurance and regulatory fees	1,065	933	840	756	795
Loan/lease expense	624	369	260	291	352
Net cost of (income from) operation of other real estate	2,477	(50)	(70)	132	120
Advertising and marketing	1,122	984	753	693	778
Bank service charges	469	462	466	441	439
Correspondent banking expense	207	205	204	205	203
CDI amortization	540	542	305	305	308
Other	1,760	2,122	1,325	1,195	1,245
Total noninterest expense	$36,410	$30,500	$26,370	$25,863	$31,351

Net income before taxes	$16,851	$10,417	$12,326	$12,541	$7,901
Income tax expense (benefit)	3,535	1,608	1,881	1,991	(2,001)
Net income	$13,316	$8,809	$10,445	$10,550	$9,902

Basic EPS	$0.85	$0.56	$0.75	$0.76	$0.72
Diluted EPS	$0.84	$0.55	$0.73	$0.74	$0.70

Weighted average common shares outstanding	15,641,401	15,625,123	13,919,565	13,888,661	13,845,497
Weighted average common and common equivalent shares outstanding	15,898,591	15,922,324	14,232,423	14,205,584	14,193,191

QCR HOLDINGS, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	For the Year Ended
	December 31,	December 31,
	2018	2017
	(dollars in thousands, except per share data)
INCOME STATEMENT
Interest income	$182,879	$135,517
Interest expense	40,484	19,452
Net interest income	142,395	116,065
Provision for loan/lease losses	12,658	8,470
Net interest income after provision for loan/lease losses	$129,737	$107,595

Trust department fees	$8,707	$7,188
Investment advisory and management fees	4,726	3,870
Deposit service fees	6,420	5,919
Gain on sales of residential real estate loans	901	409
Gain on sales of government guaranteed portions of loans	405	1,164
Swap fee income	10,787	3,095
Securities gains (losses), net	—	(88)
Earnings on bank-owned life insurance	1,632	1,802
Debit card fees	3,263	2,942
Correspondent banking fees	852	916
Other	3,848	3,265
Total noninterest income	$41,541	$30,482

Salaries and employee benefits	$68,994	$55,722
Occupancy and equipment expense	12,884	10,938
Professional and data processing fees	11,452	10,757
Acquisition costs	1,795	1,069
Post-acquisition compensation, transition and integration costs	2,086	4,310
FDIC insurance, other insurance and regulatory fees	3,594	2,752
Loan/lease expense	1,544	1,164
Net cost of operation of other real estate	2,489	2
Advertising and marketing	3,552	2,625
Bank service charges	1,838	1,771
Correspondent banking expense	821	807
CDI amortization	1,692	1,001
Other	6,402	4,506
Total noninterest expense	$119,143	$97,424

Net income before taxes	$52,135	$40,653
Income tax expense	9,015	4,946
Net income	$43,120	$35,707

Basic EPS	$2.92	$2.68
Diluted EPS	$2.86	$2.61

Weighted average common shares outstanding	14,768,687	13,325,128
Weighted average common and common equivalent shares outstanding	15,064,730	13,680,472

QCR HOLDINGS, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	For the Quarter Ended					For the Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2018	2018	2018	2018	2017	2018	2017
	(dollars in thousands, except per share data)
COMMON SHARE DATA
Common shares outstanding	15,718,208	15,673,760	13,973,940	13,936,957	13,918,168
Book value per common share (1)	$30.10	$29.18	$26.45	$25.86	$25.38
Tangible book value per common share (2)	$24.04	$23.46	$23.83	$23.20	$22.70
Closing stock price	$32.09	$40.85	$47.45	$44.85	$42.85
Market capitalization	$504,397	$640,273	$663,063	$625,073	$596,393
Market price / book value	106.61%	139.98%	179.41%	173.43%	168.81%
Market price / tangible book value	133.49%	174.16%	199.10%	193.33%	188.81%
Earnings per common share (basic) LTM (3)	$2.92	$2.79	$2.83	$2.74	$2.69
Price earnings ratio LTM (3)	10.98x	14.64x	16.77x	16.37x	15.93x
TCE / TA (4)	7.78%	7.82%	8.18%	8.10%	8.01%

CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
Beginning balance	$457,387	$369,588	$360,428	$353,287	$313,039
Net income	13,316	8,809	10,445	10,550	9,902
Other comprehensive income (loss), net of tax	1,943	(612)	(1,335)	(3,201)	(295)
Common stock cash dividends declared	(939)	(938)	(836)	(834)	(693)
Proceeds from issuance of 678,670 shares of common stock, net of costs, as a result of the acquisition of Guaranty Bank & Trust	—	—	—	—	30,741
Proceeds from issuance of 1,689,561 shares of common stock, net of costs, as a result of the acquisition of Springfield First Community Bank	—	80,063	—	—	—
Proceeds from issuance of 23,501 shares of common stock, net of costs, as a result of the acquisition of Bates Companies	1,000
Other (5)	431	477	886	626	593
Ending balance	$473,138	$457,387	$369,588	$360,428	$353,287

REGULATORY CAPITAL RATIOS (6):
Total risk-based capital ratio	10.72%	10.87%	11.23%	11.25%	11.15%
Tier 1 risk-based capital ratio	9.78%	9.83%	10.19%	10.21%	10.14%
Tier 1 leverage capital ratio	8.76%	8.87%	9.22%	9.08%	8.98%
Common equity tier 1 ratio	8.89%	8.92%	9.16%	9.14%	9.10%

KEY PERFORMANCE RATIOS AND OTHER METRICS
Return on average assets (annualized)	1.10%	0.75%	1.03%	1.06%	1.01%	0.98%	1.01%
Return on average total equity (annualized)	11.42%	8.08%	11.45%	11.84%	11.67%	10.62%	11.51%
Net interest margin	3.48%	3.46%	3.37%	3.50%	3.41%	3.46%	3.50%
Net interest margin (TEY) (Non-GAAP)(7)	3.63%	3.60%	3.52%	3.64%	3.69%	3.62%	3.78%
Efficiency ratio (Non-GAAP) (8) (12)	66.35%	64.72%	64.32%	63.17%	75.53%	64.77%	66.48%
Gross loans and leases / total assets	75.41%	76.23%	75.84%	75.87%	74.43%	75.41%	74.43%
Gross loans and leases / total deposits	93.86%	96.44%	94.44%	93.14%	90.75%	93.86%	90.75%
Effective tax rate (11)	20.98%	15.44%	15.26%	15.88%	-25.33%	17.29%	12.17%
Tax benefit related to stock options exercised and restricted stock awards vested (9)	83	9	200	133	406	425	1,220
Full-time equivalent employees (10)	755	728	666	639	641	755	641

AVERAGE BALANCES
Assets	$4,842,232	$4,677,875	$4,053,684	$3,994,691	$3,923,337	$4,392,121	$3,519,848
Loans/leases	3,699,885	3,612,648	3,077,517	3,019,376	2,930,711	3,352,357	2,611,888
Deposits	3,986,236	3,840,077	3,343,003	3,239,562	3,256,481	3,602,221	2,916,577
Total stockholders’ equity	466,271	436,065	365,031	356,525	339,468	405,973	310,210

(1) Includes accumulated other comprehensive income (loss).

(2) Includes accumulated other comprehensive income (loss) and excludes intangible assets.

(3) LTM : Last twelve months.

(4) TCE / TCA : tangible common equity / total tangible assets.  See GAAP to non-GAAP reconciliations.

(5) Includes mostly common stock issued for options exercised and the employee stock purchase plan, as well as stock-based compensation.

(6) Ratios for the current quarter are subject to change upon final calculation for regulatory filings due after earnings release.

(7) TEY : Tax equivalent yield.  See GAAP to Non-GAAP reconciliations.

(8) See GAAP to Non-GAAP reconciliations.

(9) ASC 2016-09 became effective on January 1, 2017 and affects the accounting for stock compensation.  This amount reflects the tax benefit recognized as a result of this new standard.

(10) Full-time equivalent employees increased in the 4th quarter of 2018 due to the acquisition of the Bates Companies and several new positions created to build scale.

Full-time equivalent employees increased in the 3rd quarter of 2018 due to the acquisition of SFC Bank.

Full-time equivalent employees increased in the 2nd quarter of 2018 due primarily to the addition of summer interns and several new positions created to build scale.

Full-time equivalent employees increased in the 4th quarter of 2017 due to the acquisition of Guaranty Bank & Trust, as well as the filling of open positions throughout the Company.

(11) The effective tax rate for the fourth quarter of 2017 and the full year were impacted by a $2.9 million tax benefit recorded as a result of the Tax Act.

(12) The efficiency ratio was unusually high in the fourth quarter of 2017 due to one-time acquisition costs and post-acquisition transition and integration costs totaling $4.4 million.

QCR HOLDINGS, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	For the Quarter Ended
	December 31, 2018			September 30, 2018			December 31, 2017
	Average Balance	Interest Earned or Paid	Average Yield or Cost	Average Balance	Interest Earned or Paid	Average Yield or Cost	Average Balance	Interest Earned or Paid	Average Yield or Cost
	(dollars in thousands)
ANALYSIS OF NET INTEREST INCOME AND MARGIN
Fed funds sold	$20,426	$115	2.23%	$23,199	$105	1.80%	$20,509	$45	0.87%
Interest-bearing deposits at financial institutions	98,875	517	2.07%	61,815	323	2.07%	94,404	314	1.32%
Securities (1)	671,613	6,231	3.68%	667,142	5,973	3.55%	635,389	6,111	3.82%
Restricted investment securities	22,478	318	5.61%	22,683	330	5.77%	18,180	196	4.28%
Loans (1)	3,699,885	47,273	5.07%	3,612,648	44,648	4.90%	2,930,711	33,797	4.58%
Total earning assets (1)	$4,513,277	$54,454	4.79%	$4,387,487	$51,379	4.65%	$3,699,193	$40,463	4.34%

Interest-bearing deposits	$2,211,148	$6,110	1.10%	$2,214,480	$5,432	0.97%	$1,903,983	$2,787	0.58%
Time deposits	956,754	4,433	1.84%	825,020	3,290	1.58%	546,376	1,445	1.05%
Short-term borrowings	20,129	98	1.93%	21,407	78	1.45%	31,120	38	0.48%
Federal Home Loan Bank advances	190,232	974	2.03%	209,111	1,273	2.42%	143,171	616	1.71%
Other borrowings	72,264	970	5.33%	74,503	925	4.93%	74,199	775	4.14%
Junior subordinated debentures	37,644	525	5.53%	37,600	519	5.48%	35,531	424	4.73%
Total interest-bearing liabilities	$3,488,171	$13,110	1.49%	$3,382,121	$11,517	1.35%	$2,734,380	$6,085	0.88%

Net interest income / spread (1)		$41,344	3.30%		$39,862	3.30%		$34,378	3.46%
Net interest margin (2)			3.48%			3.46%			3.41%
Net interest margin (TEY) (Non-GAAP) (1) (2) (3)			3.63%			3.60%			3.69%

	For the Year Ended
	December 31, 2018			December 31, 2017
	Average Balance	Interest Earned or Paid	Average Yield or Cost	Average Balance	Interest Earned or Paid	Average Yield or Cost
	(dollars in thousands)
Fed funds sold	$20,472	$338	1.65%	$17,577	$149	0.85%
Interest-bearing deposits at financial institutions	66,275	1,267	1.91%	78,842	874	1.11%
Securities (1)	659,017	23,621	3.58%	590,761	22,460	3.80%
Restricted investment securities	22,023	1,093	4.96%	15,768	631	4.00%
Loans (1)	3,352,357	163,197	4.87%	2,611,888	120,618	4.62%
Total earning assets (1)	$4,120,144	$189,516	4.60%	$3,314,836	$144,732	4.37%

Interest-bearing deposits	$2,043,314	$18,651	0.91%	$1,622,723	$7,992	0.49%
Time deposits	766,020	12,024	1.57%	528,834	5,020	0.95%
Short-term borrowings	19,458	271	1.39%	22,596	114	0.50%
Federal Home Loan Bank advances	202,715	4,193	2.07%	120,206	1,981	1.65%
Other borrowings	69,623	3,346	4.81%	73,394	2,879	3.92%
Junior subordinated debentures	37,578	1,999	5.32%	34,030	1,466	4.31%
Total interest-bearing liabilities	$3,138,708	$40,484	1.29%	$2,401,783	$19,452	0.81%

Net interest income / spread (1)		$149,032	3.31%		$125,280	3.56%
Net interest margin (2)			3.46%			3.50%
Net interest margin (TEY) (Non-GAAP) (1) (2) (3)			3.62%			3.78%

(1)

Includes nontaxable securities and loans. Interest earned and yields on nontaxable securities and loans are determined on a tax equivalent basis using a 35% tax rate for each period prior to March 31, 2018 and 21% for periods including and after March 31, 2018.

(2)	See “Select Financial Data - Subsidiaries” for a breakdown of amortization/accretion included in net interest margin for each period presented.
(3)	TEY : Tax equivalent yield. See GAAP to Non-GAAP reconciliations.

QCR HOLDINGS, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017
	(dollars in thousands, except per share data)
ROLLFORWARD OF ALLOWANCE FOR LOAN/LEASE LOSSES
Beginning balance	$43,077	$37,545	$36,533	$34,356	$34,982
Provision charged to expense	1,611	6,206	2,301	2,540	2,255
Loans/leases charged off	(4,967)	(991)	(1,525)	(436)	(2,979)
Recoveries on loans/leases previously charged off	126	317	236	73	98
Ending balance	$39,847	$43,077	$37,545	$36,533	$34,356

NONPERFORMING ASSETS
Nonaccrual loans/leases	$14,260	$23,576	$12,554	$12,759	$11,441
Accruing loans/leases past due 90 days or more	632	1,410	20	41	89
Troubled debt restructures - accruing	3,659	4,240	1,327	5,276	7,113
Total nonperforming loans/leases	18,551	29,226	13,901	18,076	18,643
Other real estate owned	9,378	12,204	12,750	12,750	13,558
Other repossessed assets	8	150	150	200	80
Total nonperforming assets	$27,937	$41,580	$26,801	$31,026	$32,281

ASSET QUALITY RATIOS
Nonperforming assets / total assets	0.56%	0.87%	0.65%	0.77%	0.81%
Allowance / total loans/leases (1)	1.07%	1.18%	1.21%	1.20%	1.16%
Allowance / nonperforming loans/leases (1)	214.80%	147.39%	270.09%	202.11%	184.28%
Net charge-offs as a % of average loans/leases	0.13%	0.02%	0.04%	0.01%	0.10%

(1) Upon acquisition and per GAAP, acquired loans are recorded at market value which eliminated the allowance and impacts these ratios.

QCR HOLDINGS, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	For the Quarter Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
SELECT FINANCIAL DATA - SUBSIDIARIES	2018	2018	2017	2018	2017
	(dollars in thousands)

TOTAL ASSETS

Quad City Bank and Trust (1)	$1,623,369	$1,579,327	$1,541,778
m2 Lease Funds, LLC	231,662	235,214	218,035
Cedar Rapids Bank and Trust	1,379,222	1,354,294	1,307,377
Community State Bank - Ankeny	785,364	734,536	670,516
Springfield First Community Bank	632,849	623,520	N/A
Rockford Bank and Trust	509,622	484,059	461,651

TOTAL DEPOSITS

Quad City Bank and Trust (1)	$1,308,085	$1,288,387	$1,272,111
Cedar Rapids Bank and Trust	1,167,552	1,086,908	1,060,139
Community State Bank - Ankeny	627,127	586,929	570,620
Springfield First Community Bank	449,983	439,669	N/A
Rockford Bank and Trust	431,110	401,565	382,002

TOTAL LOANS & LEASES

Quad City Bank and Trust (1)	$1,233,117	$1,195,380	$1,136,753
m2 Lease Funds, LLC	228,646	232,846	215,236
Cedar Rapids Bank and Trust	1,037,469	1,046,053	973,971
Community State Bank - Ankeny	582,453	538,723	489,075
Springfield First Community Bank	475,801	480,969	N/A
Rockford Bank and Trust	403,914	392,262	364,686

TOTAL LOANS & LEASES / TOTAL DEPOSITS

Quad City Bank and Trust (1)	94%	93%	89%
Cedar Rapids Bank and Trust	89%	96%	92%
Community State Bank - Ankeny	93%	92%	86%
Springfield First Community Bank	106%	109%	N/A
Rockford Bank and Trust	94%	98%	95%

TOTAL LOANS & LEASES / TOTAL ASSETS

Quad City Bank and Trust (1)	76%	76%	74%
Cedar Rapids Bank and Trust	75%	77%	74%
Community State Bank - Ankeny	74%	73%	73%
Springfield First Community Bank	75%	77%	N/A
Rockford Bank and Trust	79%	81%	79%

ALLOWANCE AS A PERCENTAGE OF LOANS/LEASES

Quad City Bank and Trust (1)	1.09%	1.11%	1.11%
m2 Lease Funds, LLC	1.49%	1.50%	1.54%
Cedar Rapids Bank and Trust (2)	1.19%	1.26%	1.22%
Community State Bank - Ankeny (2)	1.05%	1.01%	0.89%
Springfield First Community Bank	0.21%	0.10%	N/A
Rockford Bank and Trust	1.72%	2.71%	1.51%

RETURN ON AVERAGE ASSETS

Quad City Bank and Trust (1)	1.22%	1.36%	2.82%	1.31%	1.65%
Cedar Rapids Bank and Trust	1.78%	1.47%	0.71%	1.54%	1.12%
Community State Bank - Ankeny	0.94%	1.43%	0.96%	1.18%	1.14%
Springfield First Community Bank	1.74%	1.51%	N/A	1.64%	N/A
Rockford Bank and Trust	1.29%	(2.04)%	0.26%	0.15%	0.64%

NET INTEREST MARGIN PERCENTAGE (3)

Quad City Bank and Trust (1)	3.20%	3.38%	3.49%	3.38%	3.61%
Cedar Rapids Bank and Trust (5)	3.60%	3.53%	3.80%	3.59%	3.74%
Community State Bank - Ankeny (4)	4.73%	4.40%	4.71%	4.48%	4.91%
Springfield First Community Bank (6)	4.68%	4.36%	N/A	4.55%	N/A
Rockford Bank and Trust	2.87%	3.06%	3.32%	3.08%	3.37%

ACQUISITION-RELATED AMORTIZATION/ACCRETION INCLUDED IN NET INTEREST MARGIN, NET

Cedar Rapids Bank and Trust	$740	$158	$221	$1,350	$200
Community State Bank - Ankeny	415	445	575	1,746	4,723
Springfield First Community Bank	1,498	1,116	N/A	2,614	N/A
QCR Holdings, Inc. (7)	(44)	(45)	(51)	(183)	(149)

(1)

Quad City Bank and Trust figures include m2 Lease Funds, LLC, as this entity is wholly-owned and consolidated with the Bank. m2 Lease Funds, LLC  is also presented separately for certain (applicable) measurements.

(2)	Upon acquisition and per GAAP, acquired loans are recorded at market value, which eliminated the allowance and impacts this ratio.
(3)

Includes nontaxable securities and loans. Interest earned and yields on nontaxable securities and loans are determined on a tax equivalent basis using a 35% tax rate for each period prior to March 31, 2018 and 21% for periods including and after March 31, 2018.

(4)

Community State Bank’s net interest margin percentage includes various purchase accounting adjustments. Excluding those adjustments, net interest margin would have been 4.00% for the quarter ended December 31, 2018, 4.11% for the quarter ended September 30, 2018 and 4.33% for the quarter ended December 31, 2017.

(5)

Cedar Rapids Bank and Trust’s net interest margin percentage includes various purchase accounting adjustments. Excluding those adjustments, net interest margin would have been 3.36% for the quarter ended December 31, 2018, 3.48% for the quarter ended September 30, 2018 and 3.71% for the quarter ended December 31, 2017.

(6)

Springfield First Community Bank’s net interest margin percentage includes various purchase accounting adjustments. Excluding those adjustments, net interest margin would have been 3.52% for the quarter ended December 31, 2018 and 3.45% for the quarter ended September 30, 2018.

(7)	Relates to the trust preferred securities acquired as part of the Guaranty Bank acquisition in 2017 and the Community National Bank acquisition in 2013.

QCR HOLDINGS, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
GAAP TO NON-GAAP RECONCILIATIONS	2018	2018	2018	2018	2017
	(dollars in thousands, except per share data)
TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS RATIO (1)

Stockholders’ equity (GAAP)	$473,138	$457,387	$369,588	$360,428	$353,287
Less: Intangible assets	95,282	89,755	36,561	37,108	37,413
Tangible common equity (non-GAAP)	$377,856	$367,632	$333,027	$323,320	$315,874

Total assets (GAAP)	$4,949,710	$4,792,732	$4,106,883	$4,026,314	$3,982,665
Less: Intangible assets	95,282	89,755	36,561	37,108	37,413
Tangible assets (non-GAAP)	$4,854,428	$4,702,977	$4,070,322	$3,989,206	$3,945,252

Tangible common equity to tangible assets ratio (non-GAAP)	7.78%	7.82%	8.18%	8.10%	8.01%

	For the Quarter Ended					For the Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2018	2018	2018	2018	2017	2018	2017
ADJUSTED NET INCOME (2)

Net income (GAAP)	$13,316	$8,809	$10,445	$10,550	$9,902	$43,120	$35,707

Less nonrecurring items (post-tax) (3):
Income:
Securities gains, net	$—	$—	$—	$—	$(41)	$—	$(57)
Total nonrecurring income (non-GAAP)	$—	$—	$—	$—	$(41)	$—	$(57)

Expense:
Acquisition costs (4)	29	1,216	327	73	430	1,645	695
Post-acquisition compensation, transition and integration costs	1,127	390	130	—	2,462	1,647	2,802
Total nonrecurring expense (non-GAAP)	$1,156	$1,606	$457	$73	$2,892	$3,292	$3,497

Adjustment of tax expense related to the Tax Act	$—	$—	$—	$—	$2,919	$—	$2,919

Adjusted net income attributable to QCR Holdings, Inc. common stockholders (non-GAAP) (2)	$14,472	$10,415	$10,902	$10,623	$9,916	$46,412	$36,342

ADJUSTED EARNINGS PER COMMON SHARE (2)

Adjusted net income attributable to QCR Holdings, Inc. common stockholders (non-GAAP) (from above)	$14,472	$10,415	$10,902	$10,623	$9,916	$46,412	$36,342

Weighted average common shares outstanding	15,641,401	15,625,123	13,919,565	13,888,661	13,845,497	14,768,687	13,325,128
Weighted average common and common equivalent shares outstanding	15,898,591	15,922,324	14,232,423	14,205,584	14,193,191	15,064,730	13,680,472

Adjusted earnings per common share (non-GAAP):
Basic	$0.93	$0.67	$0.78	$0.76	$0.72	$3.14	$2.73
Diluted	$0.91	$0.65	$0.77	$0.75	$0.70	$3.08	$2.66

ADJUSTED RETURN ON AVERAGE ASSETS (2)

Adjusted net income attributable to QCR Holdings, Inc. common stockholders (non-GAAP) (from above)	$14,472	$10,415	$10,902	$10,623	$9,916	$46,412	$36,342

Average Assets	$4,842,232	$4,677,875	$4,053,684	$3,994,691	$3,923,337	$4,392,121	$3,519,848

Adjusted return on average assets (annualized) (non-GAAP)	1.20%	0.89%	1.08%	1.06%	1.01%	1.06%	1.03%

ADJUSTED NET INTEREST MARGIN (TEY) (6)

Net interest income (GAAP)	$39,593	$38,314	$32,085	$32,403	$31,793	$142,395	$116,065

Plus: Tax equivalent adjustment (5)	1,751	1,548	1,462	1,353	2,585	6,637	9,215

Net interest income - tax equivalent (Non-GAAP)	$41,344	$39,862	$33,547	$33,756	$34,378	$149,032	$125,280

Less: Acquisition accounting net accretion	2,609	1,674	548	699	745	5,527	4,774

Adjusted net interest income	$38,735	$38,188	$32,999	$33,057	$33,633	$143,505	$120,506

Average earning assets	$4,513,277	$4,387,487	$3,820,333	$3,759,475	$3,699,193	$4,120,144	$3,314,836

Net interest margin (GAAP)	3.48%	3.46%	3.37%	3.50%	3.41%	3.46%	3.50%
Net interest margin (TEY) (Non-GAAP)	3.63%	3.60%	3.52%	3.64%	3.69%	3.62%	3.78%
Adjusted net interest margin (TEY) (Non-GAAP)	3.40%	3.45%	3.46%	3.57%	3.61%	3.48%	3.64%

EFFICIENCY RATIO (7)

Noninterest expense (GAAP)	$36,410	$30,500	$26,370	$25,863	$31,351	$119,143	$97,424

Net interest income (GAAP)	$39,593	$38,314	$32,085	$32,403	$31,793	$142,395	$116,065
Noninterest income (GAAP)	15,279	8,809	8,912	8,541	9,714	41,541	30,482
Total income	$54,872	$47,123	$40,997	$40,944	$41,507	$183,936	$146,547

Efficiency ratio (noninterest expense/total income) (Non-GAAP)	66.35%	64.72%	64.32%	63.17%	75.53%	64.77%	66.48%

(1) This ratio is a non-GAAP financial measure.  The Company’s management believes that this measurement is important to many investors in the marketplace who are interested in changes period-to-period in common equity.  In compliance with applicable rules of the SEC, this non-GAAP measure is reconciled to stockholders’ equity and total assets, which are the most directly comparable GAAP financial measures.

(2) Adjusted net income, adjusted net income attributable to QCR Holdings, Inc. common stockholders, adjusted earnings per common share and adjusted return on average assets are non-GAAP financial measures.  The Company’s management believes that these measurements are important to investors as they exclude non-recurring income and expense items, therefore, they provide a more realistic run-rate for future periods. In compliance with applicable rules of the SEC, this non-GAAP measure is reconciled to net income, which is the most directly comparable GAAP financial measure.

(3) Nonrecurring items (post-tax) are calculated using an estimated effective tax rate of 35% for periods prior to March 31, 2018 and 21% for periods including and after March 31, 2018.

(4) Acquisition costs were analyzed individually for deductibility.  Presented amounts are tax-effected accordingly.

(5) Interest earned and yields on nontaxable securities and loans are determined on a tax equivalent basis using a 35% tax rate for each period prior to March 31, 2018 and 21% for periods including and after March 31, 2018.

(6) Net interest margin (TEY) is a non-GAAP financial measure.  The Company’s management utilizes this measurement to take into account the tax benefit associated with certain loans and securities.  It is also standard industry practice to measure net interest margin using tax-equivalent measures.   In compliance with applicable rules of the SEC, this non-GAAP measure is reconciled to net interest income, which is the most directly comparable GAAP financial measure.  In addition, the Company calculates net interest margin without the impact of acquisition accounting net accretion as this can fluctuate and it’s difficult to provide a more realistic run-rate for future periods.

(7) Efficiency ratio is a non-GAAP measure.  The Company’s management utilizes this ratio to compare to industry peers.  The ratio is used to calculate overhead as a percentage of revenue.  In compliance with the applicable rules of the SEC, this non-GAAP measure is reconciled to noninterest expense, net interest income and noninterest income, which are the most directly comparable GAAP financial measures.